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MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS INC.

NOTICE OF CONFERENCE CALL FOR
FOURTH QUARTER AND YEAR-END 2005 RESULTS

Aurora, Ontario, Canada, February 20, 2006 — MI Developments Inc. ("MID") (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) will announce its financial results for the fourth quarter and fiscal year ended December 31, 2005 on Wednesday, March 1, 2006 before the market opens for trading.

A conference call to discuss those results will be held on Wednesday, March 1, 2006 at 10:30 a.m. EST. The number to use for this call is 1-800-814-4890. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-644-3426. MID will also webcast the conference call at www.midevelopments.com. The conference call will be chaired by John D. Simonetti, Chief Executive Officer.

For anyone unable to listen to the scheduled call, the rebroadcast numbers will be: North America — 1-877-289-8525 and Overseas — 416-640-1917 (reservation number is 21176301, followed by the number sign) and the rebroadcast will be available until Wednesday, March 8, 2006.

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For teleconferencing questions, please call Angie Palmer at 905-726-7106.

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MI DEVELOPMENTS INC. NOTICE OF CONFERENCE CALL FOR FOURTH QUARTER AND YEAR-END 2005 RESULTS